Exhibit 99.1

                           NEWS RELEASE

Contacts:      Jim Fanucchi                         Betty Wiggins
               Stapleton Communications Inc.        Optika Inc.
               (650) 470-4239                       (719) 260-4388

                OPTIKA INC. ANNOUNCES Q1 2003 FINANCIAL RESULTS

  Overall Revenue Increases 12 Percent and License Revenue up 24 Percent Year
                                    Over Year

Colorado Springs, Colo.- April 16, 2003 - Optika Inc. (Nasdaq: OPTK), an Enterprise Content Management (ECM) provider of imaging, workflow, collaboration and records management software, today reported financial results for its first quarter of fiscal year 2003, ended March 31, 2003.

Revenue for the first quarter of fiscal year 2003 was $4.3 million, down 11 percent from the $4.9 million reported in the fourth quarter of fiscal year 2002, and up 12 percent from the $3.9 million reported in the first quarter of fiscal year 2002.

Net loss for the first quarter was $558,000, or a basic and diluted net loss of $0.07 per share. This compares with net income of $34,000, or a basic and diluted net income of $0.00 per share in the fourth quarter of 2002, and a net loss of $526,000, or a basic and diluted net loss of $0.06 per share in the comparable period a year ago.

"In Q1 our overall revenue increased 12 percent and our license revenue was up 24 percent year over year," said Mark K. Ruport, president, CEO and chairman of Optika. "We continued to make good progress in the first quarter, delivering Acorde Records Manager 3.0. We also received excellent feedback from our customers, with many experiencing significant performance improvements throughout their organizations as a result of implementing Acorde 3.0. Our expanded sales and support teams as well as our new resellers are coming up to speed quickly and we expect to see increasing contribution from them in the coming quarters."

In the first quarter of 2003, Optika added many new customers including Charming Shoppes, Inc., Commonwealth Industries and Unifi, Inc., as well as its first Acorde Records Manager customer, Federal Home Loan Bank of Indianapolis. A number of current customers also expanded their existing Acorde systems, including Liberty Medical Supply, Delta Dental of Colorado and Apollo Information Services.

In March, Optika released Acorde Records Manager version 3.0, the company's complete solution for identifying, classifying, tracking and managing all forms of information from inception through destruction or archival. Acorde Records Manager enables organizations to meet new document compliance management requirements by allowing them to establish retention periods for, organize, and electronically retain business documents (regardless of medium) for required periods of time.

"Although our net loss was slightly more than we expected, we believe the investments we have made to expand our sales channels and enhance our marketing efforts will have a positive effect on our future results," said Mr. Ruport. "Despite ongoing economic challenges, we continue to forecast 10 to 15 percent revenue growth in 2003 and expect to be profitable and cash flow positive for the year."

OUTLOOK AND GUIDANCE
In the second quarter of fiscal 2003, ending June 30, 2003, Optika currently expects:
o Revenue to be between $4.7 million and $5.1 million
o Net income/loss to be in the range of a net loss of $0.03 per share to a net income of $0.01 per share
o Ending cash and short-term investment balances to be approximately $8.3 million

CONFERENCE CALL
Optika management will hold a conference call to discuss these results tomorrow, April 17, 2003 at 7:00 a.m. Mountain Time. Those wishing to join should dial
(630) 395-0023 at approximately 6:45 a.m. Mountain Time. A live webcast of the conference call will also be available via the company's website at www.optika.com. A replay of the call will be available until May 2, 2003. To access the recording, please dial (402) 344-6835.

ABOUT OPTIKA
Headquartered in Colorado Springs, Colo., Optika Inc. (Nasdaq:OPTK) is a leading provider of imaging, workflow, collaboration and records management software. Optika's Acorde(TM) family of Enterprise Content Management (ECM) solutions allows companies to streamline their business processes, eliminate paper and increase operational efficiencies. The company's more than 2000 customers worldwide include The Home Depot, Turner Broadcasting Systems, Siemens Communications, Verizon Information Services and Clear Channel Communications. Optika was named one of the Top 500 Technology Companies in 2002 by Software Magazine. For more information about Optika and the Acorde product family, contact the company at 719.548.9800 or visit www.optika.com.

Except for historical information contained herein, the matters discussed in this news release may contain "forward-looking statements" that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, adoption of the Acorde product family by Optika's customers, general economic conditions in the software industry, Optika's relationships with its partners, availability of competing products, and other risks detailed from time to time in the company's periodic filings with the Securities and Exchange Commission, including Optika's annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q. Optika undertakes no obligation to update or revise any forward-looking statements.

  (Condensed consolidated statements of operations and balance sheets follow)

OPTIKA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)
-----------------------------------------------------------------------------
                                                          Quarter Ended
                                                     March 31,       March 31,
                                                       2003            2002
                                                     ----------      ----------
Revenues:
    Licenses                                         $   1,231       $     994
    Maintenance and other                                3,115           2,880
                                                     ----------      ----------
        Total revenues                                   4,346           3,874

Cost of revenues:
    Licenses                                               180              92
    Maintenance and other                                  925             859
                                                     ----------      ----------
        Total cost of revenues                           1,105             951
                                                     ----------      ----------
Gross profit                                             3,241           2,923
Operating expenses:
    Sales and marketing                                  2,227           1,818
    Research and development                             1,191           1,289
    General and administrative                             399             376
                                                     ----------      ----------
        Total operating expenses                         3,817           3,483
                                                     ----------      ----------
Loss from operations                                      (576)           (560)
    Other income                                            18              34
                                                     ----------      ----------
Loss before income taxes                                  (558)           (526)
Income taxes                                                 -               -
                                                     ----------      ----------
Net loss                                             $    (558)      $    (526)
                                                     ==========      ==========

Basic and diluted loss per common share              $   (0.07)      $   (0.06)
Weighted average number of common shares outstanding     8,351           8,150

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)
                                                     March 31,     December 31,
Assets                                                 2003            2002
                                                   -------------  -------------
Current assets:
   Cash and cash equivalents                       $      2,521   $      2,458
   Short-term investments                                 5,950          5,950
   Accounts receivable, net                               3,063          3,796
   Other current assets                                     636            557
                                                   -------------  -------------
          Total current assets                           12,170         12,761
Property and equipment, net                                 818            895
Other assets                                                175            233
                                                   -------------  -------------
                                                   $     13,163   $     13,889
                                                   =============  =============

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses           $      1,514   $      1,755
   Deferred revenues                                      5,186          5,146
                                                   -------------  -------------
          Total current liabilities                       6,700          6,901

Total stockholders' equity                                6,463          6,988
                                                   -------------  -------------
                                                   $     13,163         13,889
                                                   =============  =============